Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Xtreme Oil & Gas, Inc.

We consent to the use in this Amendment No.3 to Registration Statement on Form S-1 of our report dated June 18, 2010, except for Note 14 for which the date is October 25, 2010, relating to the consolidated financial statements of Xtreme Oil & Gas, Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
January 13, 2011